Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement Nos. 333-38883, 333-55903, 333-56493, 333-73280, 333-84871, 333-133915, and 333-188435 on Form S-8 of our reports dated May 29, 2015 (March 14, 2016 as to the effects of the restatement discussed in Note 2), relating to the 2014 financial statements and financial statement schedule of ITT Educational Services, Inc. and subsidiaries (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (i) the restatement of the accompanying 2014 consolidated financial statements to correct an error and (ii) risks and uncertainties including claims and contingencies arising from litigation and governmental investigations and increasing liquidity pressures that could affect amounts reported in the Company’s financial statements in future periods), and the effectiveness of ITT Educational Services, Inc. and subsidiaries’ internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), appearing in the Annual Report on Form 10-K/A of ITT Educational Services, Inc. for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP

Indianapolis, Indiana

March 14, 2016